Exhibit 99


      The Middleton Doll Company Reports Fourth Quarter Results;
               Announces Election of Two New Directors


    HARTLAND, Wis.--(BUSINESS WIRE)--March 23, 2007--The Middleton Doll Company (OTCBB:DOLL) today reported results for the fourth quarter and full year 2006 and announced the election of two new Board members.

    Fourth Quarter Highlights

    -- The company reported net income for the fourth quarter of 2006 of $2,008,759 or $0.54 per diluted share, compared to net income of $203,586 or $0.05 per diluted share for the fourth quarter of 2005.

    -- The consumer products segment reported a net loss of $1,035,310 for the fourth quarter of 2006.

    -- The financial services segment reported net income of $991,000 for the fourth quarter of 2006.

    -- The company additionally reported a net gain on the redemption of certain preferred stock shares of $2,268,103 and paid
        $215,034 in preferred stock dividends in the fourth quarter.

    Full Year 2006 Highlights

    -- The company reported a consolidated net loss of $376,088 or $0.10 per diluted share for 2006, compared to a loss of $1,554,602 or $0.42 per diluted share in 2005.

    -- The consumer products segment reported a net loss of $3,411,361 for 2006.

    -- The financial services segment reported net income of $1,661,030 for 2006.

    -- The company additionally reported a net gain on the redemption of certain preferred stock shares of $2,268,103 and paid preferred stock dividends of $893,860 in 2006.

    Election of New Board Members

    The company announced the election of Jeffrey B. Rusinow, 52, and Douglas M. Schosser, 36, to the company's Board of Directors.

    Rusinow has 22 years of experience in retail management, holding senior executive positions at Macy's, Gimbel's, the Hudson Bay Company and most recently, Kohl's Department Stores, where he served as an executive vice president. Rusinow founded Milwaukee's first angel network, Silicon Pastures, and is currently an active member of the venture-capital community.

    Schosser is the chief financial officer of the northeast region of Cleveland-based KeyBank. He has held CFO and financial oversight positions with Key Corp and its divisions for the past 11 years, including executive and management positions with McDonald Financial Group, Victory Capital Management and Key PrivateBank.

    "We are very pleased to welcome Jeff and Doug to our Board. Their experience in the consumer retail, financial and operational areas will be an asset to the Board and our management team as we continue to execute our strategies to increase revenues and improve performance," said Salvatore L. Bando, president and chief executive officer of The Middleton Doll Company.

    Operations Review

    "In 2006, we responded to the continuing decline in sales of collectible dolls by focusing on two areas: developing new products and marketing strategies that appeal to today's consumers and continuing to reduce operating expenses and control inventory levels. We made good progress on both fronts in 2006. With these critical pieces now in place, our focus in 2007 will be on increasing sales," said Bando.

    "In August 2006, we introduced our new line of play dolls, named the 'PlayBabies' collection. This new product category features a series of 13 play dolls that provide a playmate for each stage of a young girl's early development. The dolls, which range from newborn babies to toddlers, have contemporary looks and outfits, as well as accessories including furniture, bedding and attractive room decor items," said Ken Werner, president of consumer products for The Middleton Doll Company.

    "We have also added a number of talented new artists who are successful in designing and sculpting realistic dolls that we believe reflect the lifestyles of today's young girls. With the PlayBabies line of dolls for girls up to age 12 and our well established Artist Studio Collection(TM) of artist-designed collectible dolls, we believe we are the only doll manufacturer who can to can take a young woman from cradle to collector," said Werner.

    Also in 2006, the company continued to move forward with the liquidation of the financial services segment. "During the year, we sold 11 of our 12 leased properties for a gain of $2.24 million. Only one leased property with a carrying cost of $1.41 million remains, and it is listed with a commercial realtor. We also continued to reduce our loan portfolio. At year-end 2006, our loan portfolio consisted of six loans totaling $463,575. Two of these loans, which total $227,963, are presently in foreclosure proceedings. We have established a loan loss reserve of $250,000 against these loans," said Craig Bald, chief financial officer of The Middleton Doll Company.

    "The proceeds from the sale of the financial services assets were used to pay off all of our existing debt, fund the operations of the consumer products segment and redeem 259,574 shares of our preferred stock," said Bald. The preferred stock was redeemed at a price of $16.25 per share through a tender offer. The redeemed shares represented 38.5% of the total outstanding preferred shares at the time of the offer.

    The Middleton Doll Company currently operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of clocks and home decor products that are sold to major national retailers. The company's financial services segment is comprised primarily of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. Beginning on January 4, 2006, the financial services segment began selling substantially all of its loans, loan participations and leased real estate properties. The company does not intend to continue in the financial services segment after the financial services segment's assets are sold.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the proceeds to be generated upon the sale of real properties of the financial services segment, which depends upon a variety of factors, such as competition, real estate conditions, interest rates and availability of tenants; and the declining demand for collectible dolls in the consumer products segment.

    The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com



                      The Middleton Doll Company
                             (OTCBB:DOLL)
                             (Unaudited)

                       Three months ended           Year ended
                    ------------------------ -------------------------
                          December 31,             December 31,
                    ------------------------ -------------------------
                       2006         2005        2006         2005
                    ------------ ----------- ------------ ------------
STATEMENTS OF
 OPERATIONS BY
 SEGMENT
-------------------
Consumer Products:
Net sales            $4,712,848  $5,008,782  $12,044,872  $14,328,082
Cost of sales         3,625,366   3,586,201    8,917,258    9,233,667
                    ------------ ----------- ------------ ------------
  Gross profit        1,087,482   1,422,581    3,127,614    5,094,415
                    ------------ ----------- ------------ ------------
Other expenses
 (income):
  Impairment of
   goodwill             506,145           -      506,145            -
  Litigation
   settlements                -           -            -     (225,000)
  Other operating
   expenses           1,656,200   1,461,412    6,192,993    7,484,449
  Interest expense
   to financial
   services                   -     314,515            -    1,051,272
  Other (income)        (39,553)   (101,730)    (160,163)    (246,321)
  Income tax
   expense                    -           -            -            -
                    ------------ ----------- ------------ ------------
    Total other
     expenses         2,122,792   1,674,197    6,538,975    8,064,400
                    ------------ ----------- ------------ ------------
Net loss            $(1,035,310)  $(251,616) $(3,411,361) $(2,969,985)
                    ============ =========== ============ ============

Financial Services:
Net rental/interest
 income:
  Interest on loans     $15,399    $435,339     $323,992   $1,717,316
  Rental income          99,390     316,583      770,530    1,796,937
  Interest income
   from consumer
   products                   -     314,515            -    1,051,272
  Interest expense            -    (441,425)    (321,388)  (1,769,736)
                    ------------ ----------- ------------ ------------
    Total net
     rental/inter-
     est income         114,789     625,012      773,134    2,795,789
                    ------------ ----------- ------------ ------------
Other income:
  Other income           80,677      10,444      117,001       38,826
  Gain on sale of
   leased
   properties           821,351     745,472    2,235,207    1,779,964
                    ------------ ----------- ------------ ------------
    Total other
     income             902,028     755,916    2,352,208    1,818,790
                    ------------ ----------- ------------ ------------
Other expenses:
  Loss on early
   extinguishment
   of indebtedness            -           -      289,034            -
  Provision for
   impairment of
   leased property            -           -       98,812            -
  Provision for
   losses on loans            -           -      250,000            -
  Depreciation
   expense               18,438      73,851      138,714      353,613
  Management fee
   expense                    -      13,869       45,139      198,522
  Other operating
   expenses               7,379     364,062      642,613    1,195,043
  Income tax
   expense                    -     247,669            -      546,917
                    ------------ ----------- ------------ ------------
    Total other
     expenses            25,817     699,451    1,464,312    2,294,095
                    ------------ ----------- ------------ ------------

Net income             $991,000    $681,477   $1,661,030   $2,320,484
                    ============ =========== ============ ============

Total company net
 income (loss)         $(44,310)   $429,861  $(1,750,331)   $(649,501)
Gain on redemption
 of preferred
 stock, net           2,268,103           -    2,268,103            -
Preferred stock
 dividends             (215,034)   (226,275)    (893,860)    (905,101)
                    ------------ ----------- ------------ ------------
Net income (loss)
 available to
 common
 shareholders        $2,008,759    $203,586    $(376,088) $(1,554,602)
                    ============ =========== ============ ============

Income (Loss)
 Earnings Per Share
 - Basic and
 Diluted                  $0.54       $0.05       $(0.10)      $(0.42)
Average shares
 outstanding -
 Basic and Diluted    3,727,589   3,727,589    3,727,589    3,727,589



    CONTACT: The Middleton Doll Company
             Craig Bald, (262) 369-8163